Exhibit 10.48

STATE SETTLEMENT AGREEMENT

This STATE SETTLEMENT AGREEMENT is made this 15th day of August, 2014, between American Addiction Centers, Inc. (“AAC”), a Nevada corporation; James D. Bevell, Jr. (“Bevell”), an individual resident of Florida; and AJG Solutions, Inc. (“AJG”), a Florida corporation, at Brentwood, Tennessee.

WHEREAS, AAC, Bevell, and AJG entered into an Asset and Equity Purchase Agreement, Promissory Note, Employment Agreement, and License Agreement on or about August 31, 2012, in connection with the acquisition of the Treatment Solutions Network business; and

WHEREAS, Bevell, Michael Cartwright, and Jerrod Menz entered into an Agreement Among Shareholders on September 1, 2012; and

WHEREAS, multiple disputes have arisen between AAC, Bevell, and AJG regarding their respective rights and obligations under the Asset and Equity Purchase Agreement, Promissory Note, Employment Agreement, License Agreement, and Agreement Among Stockholders, and otherwise; and

WHEREAS, AAC filed suit against Bevell and AJG in an action styled American Addiction Centers, Inc. v. James D. Bevell, Jr., and AJG Solutions, Inc. (M.D. Tenn. No. 3:14-cv-311) (the “Federal Litigation”); and

WHEREAS, AAC proposed a share exchange to certain of its shareholders in 2014, under which existing shares of AAC would be exchanged for shares of AAC Holdings, Inc. (“Holdings”) and shareholders would release certain claims related to the existing AAC stock (the “Share Exchange”), to which Bevell objected; and

WHEREAS, Bevell filed suit, including a First Amended Complaint, against certain officers, directors, and shareholders of AAC, as well as others, in an action styled James D. Bevell, Jr. v. Michael Cartwright, Jerrod Menz, AAC Holdings, Inc., Clinical Revenue Management Services, LLC, Tina Cartwright, Victoria Menz, and Behavioral Healthcare Realty, LLC (Williamson County Chancery Court No. 43356) (the “State Litigation”); and

WHEREAS, the parties wish to reach a full and final, global resolution to resolve all outstanding disputes between them under the Employment Agreement, Promissory Note, License Agreement, Agreement Among Stockholders, the Share Exchange, the State Litigation, or otherwise;

NOW, THEREFORE, in consideration of these premises, the mutual promises set out below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.

1. In full and final satisfaction of all obligations to Bevell under the Promissory Note, Employment Agreement, License Agreement, Agreement Among Stockholders, the State Litigation, or otherwise, AAC agrees to pay to Bevell the sum of Seven Million Five Hundred Fifty-Five Thousand Four Hundred and Twenty-five dollars ($7,555,425.00). Of this sum, AAC will pay Two Hundred Fifty-five Thousand Four Hundred Twenty-Five dollars ($255,425.00) upon execution of this State Settlement Agreement. The balance of Seven Million Three Hundred Thousand dollars ($7,300,000.00) shall be paid to Bevell (without additional interest) upon funding of the initial public offering of shares in Holdings. In the event that there has been no initial public offering of shares in Holdings and no resulting payment on or before November 15, 2014, the parties shall confer on an agreed extension of such deadline and, if no written extension is agreed to by 6:00 p.m. EST on November 21, 2014, this State Settlement Agreement shall, in all respects, be null and void and of no effect whatsoever (including voiding of the releases contained herein and reinstatement of the Promissory Note and agreements referenced herein), the intent being to place all parties in the position they were in immediately prior to the execution of this State Settlement Agreement relating to the original claims and defenses by and against the parties, as well as any unasserted claims. In that event, the amounts paid to Bevell prior to that time shall be credited toward any balance due under the Promissory Note.

2. In return for payment of the settlement sum, Bevell hereby releases any and all claims he may currently have, or hereafter acquire, whether known or unknown, disclosed or undisclosed, concealed or hidden, asserted or unasserted, arising out of or related to the Promissory Note, Employment Agreement, License Agreement, Agreement Among Stockholders, the First Amended Complaint in the State Litigation, his ownership of the shares of AAC, Holdings, or any affiliate, his service as an employee, director, or officer of AAC, the Share Exchange, or otherwise. This release includes but is not limited to all claims arising under federal, state or foreign law, common law, statute, rule or regulation related to breach of contract, fraud, promissory fraud, misrepresentation, conspiracy, breach of fiduciary duty, reimbursement of expenses, intentional interference with contract, aiding and abetting, or other claims for compensatory damages, punitive damages, declaratory judgment, injunctive relief, attorneys’ fees, costs, or other legal or equitable relief of any kind whatsoever, whether individual, class, direct, derivative, representative or in any other capacity. Notwithstanding anything to the contrary in this State Settlement Agreement, the release provisions set forth in this paragraph shall not constitute a release of any claims or causes of action arising out of or based upon a breach of this State Settlement Agreement or of the parties’ Federal Settlement Agreement in the Federal Litigation (“Federal Settlement Agreement”).

3. Bevell warrants that he has disclosed all material information that he learned during his employment with AAC that may be relevant to AAC’s corporate compliance efforts or that relate in any way to his duties for AAC or its predecessors, including but not limited to any information relating to any investigation or self-evaluation process at AAC of which he is aware; any information he has relating to possible unlawful activity, retaliatory actions by AAC or its agents, potential or pending whistleblower claims or actions, or state or federal false claims act claims or actions; any information relating to violations or possible violations of AAC’s corporate compliance plan; and any information that could benefit AAC in ensuring the compliance with applicable laws, rules, or regulations. Bevell covenants that there is no such information known to him that he has not yet brought to the attention of AAC’s board of directors.

4. Bevell will reasonably cooperate with and assist AAC if AAC contacts him with regard to any billing issue, any administrative or clinic issue, any investigation, any litigation, or any compliance issue in the future.

5. In addition, Bevell does release and covenant not to sue (or to request arbitration or initiate any other legal proceeding in any court or before any tribunal or administrative entity) AAC, its predecessors, successors, agents, and corporate affiliates, from and for any and all claims, demands, liability, damages, costs (including attorneys’ fees), and obligations of any kind in his favor (whether known or unknown) which arise out of his employment with, or the termination of his employment with, AAC. This includes, but is not limited to, all claims, arising under federal, state, or foreign law, common law, statute, rule or regulation related to breach of contract, wrongful termination, or past wages under applicable state law; claims based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); claims under or based upon the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and claims under or based upon Title VII of the Civil Rights Act of 1964 as amended, the Americans With Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act (“FLSA”), the Tennessee Human Rights Act (“THRA”), and/or other federal, state, or local laws or common law. Bevell also acknowledges and agrees that he is releasing and giving up any claims he has or may have had against AAC for other tortious or unlawful conduct. This release will be effective seven (7) days after the date of his signature below.

6. Bevell acknowledges and agrees that, assuming consummation and full performance by AAC in accordance with this State Settlement Agreement, (a) he has received all pay to which he was entitled during his employment with AAC; (b) he does not believe that he is owed unpaid wages or unpaid overtime compensation by AAC; and (c) he does not believe that his rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), have been violated during his employment with AAC. Bevell also acknowledges and agrees that: (i) he has received all paid and unpaid leave, including benefits under the federal Family and Medical Leave Act (“FMLA”), to which he was entitled during his employment with AAC; (ii) he has no pending request for FMLA leave; and (iii) he does not believe that his rights under the FMLA have been interfered with or that he has been discriminated against or otherwise mistreated based on any request for leave or based on any illness, condition, or injury to himself or a family member during his employment with AAC.

7. Bevell acknowledges that he will have seven (7) days following execution of this State Settlement Agreement to revoke it, and this State Settlement Agreement shall not become effective until seven (7) days after he signs it. If he wishes to revoke this Agreement, he must notify Kathryn Sevier Phillips, AAC’s General Counsel, in writing within seven (7) days following execution of this State Settlement Agreement. Bevell understands that this State

Settlement Agreement is a legally binding release, and that unless revoked in writing within (7) days after execution, Bevell will thereafter be barred from seeking or obtaining, directly or indirectly, any relief or recovery of any kind for or based on any of the claims released and forever discharged in this State Settlement Agreement.

8. Bevell also agrees that he will deliver to AAC all documents, records, or other property of any nature belonging to AAC in his custody or control, if he possesses any such items.

9. The releases by Bevell set out in sections 2-5, above, shall apply to AAC; Holdings; Clinical Revenue Management Services, LLC; Behavioral Realty Healthcare, Inc., their respective current or former officers, directors, employees, assigns, predecessors, successors, underwriters, insurers, and agents; and their respective parent, subsidiary, and affiliated entities. In addition, Bevell releases all other defendants in the State Litigation, including Michael Cartwright, Jerrod Menz, Victoria Menz, and Tina Cartwright, in full and to the same extent as AAC.

10. Upon full performance and payment by AAC in accordance with this State Settlement Agreement, Bevell shall dismiss the First Amended Complaint and State Litigation as to all parties, with prejudice. Bevell shall bear all court or discretionary costs and attorneys’ fees he has incurred associated with the State Litigation. AAC and the other defendants shall bear all costs and fees they have incurred associated with the State Litigation.

11. Upon consummation and full performance in accordance with this State Settlement Agreement, AAC hereby releases any and all claims it may currently have, or hereafter acquire, whether known or unknown, disclosed or undisclosed, concealed or hidden, asserted or unasserted, against Bevell arising out of or related to the Promissory Note,

Employment Agreement, License Agreement, Agreement Among Stockholders, the Share Exchange, the State Litigation, ownership of the shares of AAC, Holdings, or any affiliate, his service as an employee, director, or officer of AAC, or otherwise. This release includes but is not limited to all claims arising under federal, state or foreign law, common law, statute, rule or regulation related to breach of contract, fraud, promissory fraud, conspiracy, breach of fiduciary duty, reimbursement of expenses, intentional interference with contract, aiding and abetting, or other claims for compensatory damages, punitive damages, declaratory judgment, injunctive relief, attorneys’ fees, costs, or other legal or equitable relief. Notwithstanding anything to the contrary in this State Settlement Agreement, the release provisions set forth in this paragraph shall not constitute a release of any claims or causes of action arising out of or based upon a breach of this State Settlement Agreement or of the parties’ Federal Settlement Agreement. Furthermore, nothing herein shall affect the obligations of Bevell under section 7.5 of the Asset and Equity Purchase Agreement, under any preliminary or permanent injunction issued in the Federal Litigation, or under the Federal Settlement Agreement.

12. The release set out in section 11, above, shall apply to Bevell. AAC expressly reserves all rights, claims, and defenses it may have with respect to any person not a party to this Settlement Agreement.

13. With respect to any and all released claims stated in paragraphs 2-5, the parties stipulate and agree that they expressly waive, and shall be deemed to have, and by operation of the dismissal of the First Amended Complaint in the State Litigation claims shall have, expressly waived the provisions, rights and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties shall expressly waive and by operation of the dismissal of the State Litigation claims in the First Amended Complaint, shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable or equivalent in effect to California Civil Code § 1542.

14. The parties agree that this State Settlement Agreement supersedes any and all obligations they may owe under the Promissory Note. Payment of the settlement sum by AAC shall extinguish any outstanding or future obligation to make any further periodic or balloon payments to Bevell.

15. The parties agree that this State Settlement Agreement supersedes any and all obligations they may owe under the Employment Agreement. Bevell shall cease to be an employee of AAC upon execution of this State Settlement Agreement and shall have no further right to compensation or benefits of any kind. The mutual releases set out above include any claims related to Bevell’s tenure as an employee of AAC from September 1, 2012, to date.

16. The parties agree that this State Settlement Agreement supersedes any and all obligations they may owe under the License Agreement. AJG agrees and does hereby convey all its rights to Domain Names, Marks, Telephone Numbers, and all other intellectual property covered by the License Agreement to AAC in fee simple. AJG agrees that it will execute and deliver such other instruments of conveyance, registration, security, or related documents as may be necessary or convenient to effectuate this transfer of ownership rights in fee, including the transfer document attached as Exhibit A to this State Settlement Agreement, which shall be held in escrow by Kathryn Sevier Phillips and not delivered to AAC until full performance and payment by AAC in accordance with this State Settlement Agreement.

17. The parties agree that the terms of this State Settlement Agreement shall remain confidential and shall not be disclosed to any other person other than as required by law for tax, securities, or other purposes, or as reasonably necessary in connection with an initial public offering by Holdings. Other than to confirm that their disputes have been resolved and that Bevell is no longer affiliated with AAC, the parties shall not comment publicly on this State Settlement Agreement. In the event that a party receives a subpoena or other discovery request that would include this State Settlement Agreement, it shall oppose such request and notify the other parties of such request. The parties further agree that they will suffer substantial harm from any violation of this confidentiality clause, that damages will not be an adequate remedy for such violation, and that a court may issue a temporary restraining order, preliminary injunction, or permanent injunction against any violations of this provision, in addition to awarding damages or other relief.

18. This State Settlement Agreement is an integrated contract. No promise, representation, offer, or statement not included herein forms any part of the parties’ bargain.

19. This State Settlement Agreement shall be governed by the substantive laws of Tennessee. No principle of the choice of laws shall be applied which would result in the application of the law of any other state to the construction or enforcement of this Settlement Agreement.

20. The exclusive venue for any action arising out of or related to this State Settlement Agreement shall be the state or federal courts located in or for Williamson County, Tennessee. All parties consent to the jurisdiction of such courts.

21. The parties shall cooperate in effectuating the terms of this State Settlement Agreement and shall execute such other documents as may be reasonably required to do so.

22. This State Settlement Agreement may be executed in two or more counterparts, which shall collectively constitute one instrument.

23. There are no third-party beneficiaries of this State Settlement Agreement other than as set out in sections 2, 5, and 9 above. Except as expressly provided herein, AAC, Bevell, and AJG expressly reserve all rights they may have against any person not a signatory to this State Settlement Agreement.

24. The parties have been represented by counsel in connection with this State Settlement Agreement and have had an adequate opportunity to consult with such counsel. They understand that this State Settlement Agreement has important legal consequences, including the release of certain rights that they may have or claim to have.

25. Each party shall bear its own attorneys’ fees and costs associated with the State Litigation and this State Settlement Agreement.

26. The persons signing below on behalf of the corporate parties have full authority to do so and to bind their principals to this State Settlement Agreement.

27. This State Settlement Agreement represents the compromise of doubtful and disputed claims. Nothing in this State Settlement Agreement shall constitute an admission or evidence of liability for any of the claims asserted in the the State Litigation, or otherwise, which the parties deny.

28. This State Settlement Agreement may be amended only by a writing signed by all parties.

Done at Brentwood, Tennessee, on the date written above.

American Addiction Centers, Inc.

By:	/s/ Kathryn Sevier Phillips
Kathryn Sevier Phillips
General Counsel and Secretary

/s/ James D. Bevell, Jr.
James D. Bevell, Jr.

AJG Solutions, Inc.

By:	/s/ James D. Bevell, Jr.
James D. Bevell, Jr.
President

Exhibit A

AGREEMENT FOR CONVEYANCE

OF MARKS, TELEPHONE NUMBERS, AND DOMAIN NAMES

This AGREEMENT FOR CONVEYANCE OF MARKS, TELEPHONE NUMBERS, AND DOMAIN NAMES (“CONVEYANCE AGREEMENT”) between AJG SOLUTIONS, INC., (“AJG”), a Florida Corporation, and AMERICAN ADDICTION CENTERS, INC., (“AAC”), f/k/a Forterus, Inc., a Nevada corporation, is made this 15th day of August, 2014.

WHEREAS, AJG is the owner of certain Marks, Telephone Numbers, and Domain Names formerly used in the business of Treatment Solutions Network; and

WHEREAS, those Marks, Telephone Numbers, and Domain Names are set out in Exhibits A and B to a License Agreement of August 31, 2012, which are attached and incorporated herein by reference; and

WHEREAS, AAC acquired the assets and business of Treatment Solutions Network via an Asset and Equity Purchase Agreement dated August 31, 2012; and

WHEREAS, pursuant to an accompanying License Agreement between AJG and AAC of August 31, 2012, AJG licensed those Marks, Telephone Numbers, and Domain Names to AAC for a period of three years, subject to a full assignment and conveyance in fee upon satisfaction of certain obligations under the Asset and Equity Purchase Agreement, a Promissory Note, and a related Employment Agreement with James D. Bevell; and

WHEREAS, disputes arose between AAC and Mr. Bevell under the Asset and Equity Purchase Agreement, Promissory Note, the Employment Agreement, and the License Agreement, and otherwise; and

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WHEREAS, AAC, Mr. Bevell, and AJG have entered into a State Settlement Agreement and Federal Settlement Agreement to effect a full, final, and global settlement of those disputes; and

WHEREAS, AJG wishes to convey all its rights, title, and interest in and to the Marks, Telephone Numbers, and Domain Names previously covered by the License Agreement to AAC in fee;

NOW, THEREFORE, in consideration of these premises, the mutual promises set out below, the Federal Settlement Agreement, the State Settlement Agreement, the sum of $10.00, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.

1. By this Conveyance Agreement, AJG conveys all its right, title, and interest in and to the Marks, Telephone Numbers, and Domain Names (as defined in the License Agreement of August 31, 2012, and set out in the attached Exhibits A and B) to AAC, in fee simple, to have and to hold, forever. This conveyance shall include all right, title and interest in and to the Marks, Telephone Numbers, and Domain Names, together with all registered and common law trademark or service mark rights, whether direct or derived from them, together with the goodwill of the business symbolized by any such Marks, Telephone Numbers, or Domain Names, as well as all copyright, data, programming code, customer lists and other intellectual property or other proprietary rights based on or related to the Marks, Telephone Numbers, or Domain Names. Furthermore, this conveyance shall include all rights, interests, claims and demands recoverable in law or in equity, that AJG has or may have in profits and damages for any past, present and future infringements thereof, including but not limited to the right to compromise, sue for and collect said profits and damages.

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2. AJG warrants that it is the current and full owner, in fee, of all right, title, and interest in the Marks, Telephone Numbers, and Domain Names being conveyed to AAC and that it has the full and exclusive right to transfer those assets.

3. AJG will take such other steps, and execute such other instruments of conveyance, title, registration, assignment, cancellation, transfer, assurance, explanation, or security as may be necessary or convenient to further effect or document the transfer of all its right, title, and interest in the Marks, Telephone Numbers, and Domain Names to AAC.

4. Capitalized terms in this Conveyance Agreement shall have the same meaning as set out in the License Agreement of August 31, 2012.

5. This Conveyance Agreement shall be governed in all respects by the substantive laws of the state of Tennessee. No application of any principle of the conflicts of laws shall result in the application of the law of any other state.

6. The exclusive venue for any action between AJG and ACC arising out of this Conveyance Agreement or otherwise related to the Marks, Telephone Numbers, and Domain Names shall be the state or federal courts in or for Williamson County, Tennessee. The parties consent to the jurisdiction of such courts over their persons and over the subject matter of any such action.

7. This Conveyance Agreement shall supersede the License Agreement of August 31, 2012, which shall be of no further force and effect from this date forward.

8. The representatives signing below on behalf of the parties are fully authorized to bind their principals to this Conveyance Agreement.

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9. The parties agree that this Conveyance Agreement or a related instrument may be recorded in the registries of any Trademark Office or internet domain registrar as may be deemed necessary or convenient by AAC.

Done on the date first written above at Brentwood, Tennessee.

AJG SOLUTIONS, INC.

By:
James D. Bevell, Jr.

State of

County of

On this      day of August, 2014, before me,                                         , personally appeared                                          of AJG Solutions, Inc., personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity on behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public

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AMERICAN ADDICTION CENTERS, INC.

By:
Kathryn Sevier Phillips
General Counsel and Secretary

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Exhibit A

Domain Names

TREATMENTSOLUTIONS411.COM

TSNEMAIL.COM

TREATMENTSOLUTIONSNETWORK.COM

TSNETL.COM

TREATMENTSOLUTIONS.COM

TSNETMAIL.COM

TREATMENTSOLUTIONNETWORK.COM

TREATMENTSOLUTIONSFLORIDA.COM

TREATMENTSOLUTIONSNEWJERSEY.COM

TSN1.NET

TREATMENTSOLUTIONSMASS.COM

TSNEMAIL.NET

TREATMENTSOLUTIONSMASS.NET

TREATMENTSOLUTIONSNETWORK.NET

TSNHELPDESK.COM

TREATMENTSOLUTIONS411.NET

TREATMENTSOLUTIONNETWORK.NET

TREATMENTSOLUTIONSAMERICA.COM

TREATMENTSOLUTIONSCALIFORNIA.COM

TREATMENTSOLUTIONSGEORGIA.COM

TREATMENTSOLUTIONSILLINOIS.COM

TREATMENTSOLUTIONSMASSACHUSETTS.COM

TREATMENTSOLUTIONSNEWYORK.COM

TREATMENTSOLUTIONSOFAMERICA.COM

TREATMENTSOLUTlONSPENNSYLVANIA.COM

TREATMENTSOLUTIONSRHODEISLAND.COM

TREATMENTSOLUTIONSOFTEXAS.COM

TSNETMAIL.NET

TREATMENTSOLUTIONS.BIZ

TREATMENTSOLUTIONS.CO

TREATMENTSOLUTIONS.ME

TREATMENTSOLUTIONS.MOBI

TREATMENTSOLUTIONS411.ORG

TREATMENTSOLUTIONSNETWORK.BIZ

TREATMENTSOLUTIONSNETWORK.CC

TREATMENTSOLUTIONSNETWORK.CO

TREATMENTSOLUTIONSNETWORK.INFO

TREATMENTSOLUTIONSNETWORK.ME

TREATMENTSOLUTIONSNETWORK.MOBI

TREATMENTSOLUTIONSNETWORK.ORG

TREATMENTSOLUTIONSNETWORK.TV

TREATMENTSOLUTIONSNETWORK.US

TREATMENTSOLUTIONSNETWORK.WS

TSN1.INFO

TSN1.ORG

Exhibit B

Telephone Numbers

Toll Free:
866	537	6237
800	251	7629
800	730	6532
855	355	7116
855	355	7117
855	622	5445
866	426	1553
866	463	0181
866	463	3107
866	537	4239
866	610	2685
866	959	7472
877	417	6237
877	537	5372
877	677	6769
877	717	0730
877	777	5211
877	815	2485
877	844	7405
877	888	8123
877	929	6887
888	216	3620
888	358	8515
888	391	1183
888	677	2569
888	731	3473
888	908	6227
888	935	8329
888	948	3727
888	960	3473
888	965	6822
888	800	6547

Land Line:

(209) 796-3244

(609) 297-5366

(954) 556-1960

(954) 556-1961

(954) 556-1969

(954) 556-1969

(954) 556-1978

(954) 556-1969

(954) 556-1962

(954) 556-1970

(954) 556-1969

(954) 556-1969

(954) 861-0125

(954) 556-1975

(954) 556-1971

(954) 556-1969

(954) 556-1972

(954) 556-1964

(954) 556-1973

(954) 556-1966

(954) 826-2517

(954) 556-1967

(954) 302-8619

(954) 556-1998

(954) 556-1969

(954) 556-1968

(954) 556-1969

(954) 556-1999

(954) 556-1974

(954) 556-1991

(954) 556-1969

(954) 556-1969

(954) 556-1969

Mobile:
904-866-2548
954-594-0787
954-895-5954
954-616-7156
954-732-7159
954-895-6084
954-892-9964
954-226-9921
954-547-6730
954-809-4623
954-607-8772
239-963-6877
954-299-7927
954-707-1664
561-577-3174(*)

(*) Upon consummation of that certain

State Settlement Agreement between

American Addiction Centers, Inc., James

D. Bevell, Jr. and AJG Solutions, Inc., the

ownership of this number, (561)

577-3174, shall revert to

James D. Bevell, Jr.

954-695-7375
786-355-4758
954-579-7904
954-540-0302
954-892-9589
609-731-3461
609-751-8768
954-218-3957
954-226-9040
609-922-0704
609-915-1919
609-915-3317

609-731-7369

609-977-1845

609-638-8179

609-977-3250

609-977-3418

609-977-4977

609-977-5074

609-977-5122

609-977-5346

609-638-0559

609-977-5436

954-809-5721

954-579-7704

954-579-7704

954-579-7906

609-977-6289

401-255-4622

954-707-1663

410-960-0969

954-770-0910

732-687-0564

508-997-7594

973-388-0866

443-890-4309

401-741-1574

609-841-3565

904-868-6794

401-595-9659

314-873-2785

561-398-7209

561-383-1027

561-400-6287

561-400-4406

561-400-7210

401-465-7927

561-400-2290